UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2024

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4224 Campus Point Court, Suite 210 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RGLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 22, 2024, Regulus Therapeutics Inc. (the “Company”) entered into a Patent & Technology License Agreement (the “UTSW Agreement”) with The Board of Regents of The University of Texas System, an agency of the State of Texas on behalf of The University of Texas at Southwestern Medical Center (“UTSW”), pursuant to which the Company acquired an exclusive, royalty-bearing, worldwide license, with rights to sublicense, to UTSW’s interest in certain patent rights that are jointly owned by UTSW and the Company (the “Patent Rights”), to (i) manufacture, distribute, use, import, market and sell products covered by the Patent Rights or that incorporate the Technology Rights (defined below) or are made using a process or another product licensed to the Company under the UTSW Agreement (collectively, the “Licensed Products”) and (ii) to perform certain services using Licensed Products or technology (the “Licensed Services”). The Patents Rights and the Technology Rights relate to products targeting miR-17 for the treatment of autosomal dominant polycystic kidney disease. Pursuant to the Agreement, the Company also acquired a non-exclusive, royalty-bearing, worldwide license to UTSW’s rights in technical information, know-how, processes, and other similar technology rights that are necessary for practicing the patents within the Patent Rights (the “Technology Rights”).

Under the UTSW Agreement, the Company has agreed to use diligent efforts to make Licensed Products and/or Licensed Services commercially available, including maintaining a bona fide, funded, ongoing and active research, development, manufacturing, regulatory, marketing or sales program (all as commercially reasonable) to make Licensed Products and/or Licensed Services commercially available to the public as soon as commercially practicable, and fulfilling certain pivotal clinical study, regulatory approval and first commercial sales milestones by certain deadlines.

In exchange for the rights acquired pursuant to the UTSW Agreement, the Company agreed to pay UTSW an upfront license fee equal to $62,500 plus the reimbursement certain patent expenses incurred by UTSW. In addition, the Company agreed to pay UTSW specified payments upon the achievement of certain clinical and regulatory milestones, totaling up to $1.6 million, and specified payments upon the achievement of certain commercial milestones, totaling up to $2.5 million. The Company also agreed to pay UTSW tiered royalties on aggregate net sales of Licensed Products or Licensed Services at a rate of up to a low single-digit percentage, subject to a minimum annual royalty payment in the low tens of thousands of dollars following the first transfer or other disposition for value of a Licensed Product or Licensed Service. The Company is also obligated to pay UTSW a bonus upon the first sublicense granted by the Company for the Licensed Products and the Licensed Services in the low hundreds of thousands of dollars and upon each subsequent sublicense in the high tens of thousands of dollars.

Unless earlier terminated, the UTSW Agreement will continue until the last date of expiration or termination of the patents within the Patent Rights. The Company may, at its option, terminate the UTSW Agreement by providing UTSW with 90 days’ prior notice. In addition, UTSW may immediately terminate the UTSW Agreement or any part of the rights licensed thereunder if (i) the Company is in arrears in any payments due under the UTSW Agreement, and the Company fails to make the required payment within 30 days after delivery of written notice from UTSW; (ii) if the Company is in breach of any non-payment provision of the UTSW Agreement, and does not cure such breach within 60 days after delivery of written notice from UTSW; (iii) if UTSW delivers notice to the Company of three or more actual breaches of the UTSW Agreement in any 12-month period, even in the event the Company cures such breaches in the allowed cure period; or (iv) the Company or its affiliate or sublicensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the licensed patents, or assist a third party in pursuing such a proceeding or action. In addition, the UTSW Agreement will terminate automatically upon the occurrence of certain bankruptcy and insolvency events involving the Company.

The foregoing summary of the UTSW Agreement is qualified in its entirety by reference to the complete text of such agreement, which is filed as Exhibit 10.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1*‡	Patent & Technology License Agreement, dated as of October 22, 2024, by and between Regulus Therapeutics Inc. and The Board of Regents of The University of Texas System, an agency of the State of Texas on behalf of The University of Texas at Southwestern Medical Center.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

*

Certain confidential information contained in this Exhibit, marked in brackets, has been omitted, because it is both not material and of the type of information that the registrant treats as private or confidential.

‡	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: October 24, 2024	By:	/s/ Joseph Hagan
Joseph Hagan
Chief Executive Officer